Exhibit 10.1

Description of Awards under Executive Bonus Plan and
2012 Equity Incentive Compensation Plan for 2014

Markel Corporation (the “Company”) has an incentive compensation program for executive officers that generally consists of two elements-cash incentive compensation paid under the Executive Bonus Plan and restricted stock units issued under the 2012 Equity Incentive Compensation Plan. All executive officers (Alan I. Kirshner, Anthony F. Markel, Steven A. Markel, F. Michael Crowley, Thomas S. Gayner, Richard R. Whitt, III, Gerard Albanese, Jr., Bradley J. Kiscaden, Britton L. Glisson, and Anne G. Waleski) participate in the Executive Bonus Plan. All executive officers except for Anthony F. Markel and Steven A. Markel participate in the 2012 Equity Incentive Compensation Plan.

Awards are subject to the achievement of pre-established performance goals and are administered to comply with the requirements of Section 162(m) of the Internal Revenue Code. Performance goals for 2014 relate to growth in book value and, in the case of Mr. Albanese, also include underwriting combined ratio and premium growth. For all executive officers, the measurement period for the growth in book value goal is five years.

The Compensation Committee of the Company's Board of Directors sets the amounts payable under each performance award. The employee receives the appropriate payment at the end of the performance period if the performance goals and other terms and conditions of the award are met. Awards under the Executive Bonus Plan are payable in cash and under the 2012 Equity Incentive Compensation Plan, in restricted stock units which will vest in December 2017 (i.e., three years after the end of the performance period). Any performance award must be made before the 90th day of the period for which the performance award relates and before the completion of 25% of such period.

In March 2014, the Compensation Committee approved modifications in the growth in book value targets for 2014 in recognition of the fact that declining interest rates and reduced investment leverage had made it more difficult over time to reach incentive targets. The revised grids for the payouts under the Executive Bonus Plan and the issuance of restricted stock units under the 2012 Equity Incentive Compensation Plan can be found below. As circumstances within the Company or broader economy warrant (for example, if interest rates turn upward), the measures to be used to evaluate performance will be subject to reassessment by the Compensation Committee.

In keeping with past practice, book value calculations are subject to adjustment to reflect changes in accounting principles, stock repurchases and capital or other transactions which impact reported book value per share, including transaction-related, non-recurring changes in book value arising from the Company’s acquisition of Alterra Capital Holdings Limited that are recognized in 2014. In addition, the growth in book value goal will be measured based on the straight average annual growth in book value for the 2010-2014 years, as adjusted (15.55% for 2010; 8.32% for 2011; 14.22% for 2012; and 13.25% for 2013; together with the increase from a base of $477.16 per share for 2014) to eliminate the substantial accretion to book value per share resulting from the Alterra acquisition.

Growth in Book Value Per Share	Award As % of Base Salary

Under 6%	0%

6%*	40%

7%*	40%

8%*	40%

9%*	40%

10%	60%

11%	80%

12%	100%

13%	125%

14%	150%

15%	175%

16%	200%

17% or more**	Discretionary

*In the case of performance in this range, the Committee is expected to use discretion to determine whether the award should be reduced.
**In the case of performance at or above this level, the Award will be 200% of Base Salary and may, in the discretion of the Committee, be higher
Underwriting-based targets are based on a separate grid measuring underwriting performance and revenue growth for the business operations for which the executive officer has direct responsibility.